Exhibit 99.1
March 11, 2009
John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS 2008 FINANCIAL RESULTS

•	Consolidated revenues of $575.4 million
•	Adjusted EBITDA of $171.1 million
•	Net loss of $1.9 million or ($0.04) per diluted share

ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported its 2008 results with revenues increasing to $575.4 million and earnings before interest, taxes, depreciation, amortization and adjusted for share-based compensation and non-cash contribution (adjusted EBITDA) increasing to $171.1 million. Revenues and adjusted EBITDA were record high results for the company. GCI’s results include only $1.6 million of amortization from fiber IRU agreements totaling $53.1 million for 2008. Cash receipts from these agreements totaled $46.0 million for the year.

GCI’s on-going capital investment and expansion program increased non-cash depreciation and amortization expense from the prior year by $26.8 million, an increase of 30.5 percent and resulted in a net loss of $1.9 million, or ($0.04) per diluted share for the year 2008. The 2008 net loss compares to net income of $13.7 million, or diluted earnings per share of $0.23, in 2007. GCI recorded a net loss of $4.4 million or ($0.09) per share on a diluted basis in the fourth quarter of 2008 that compares to net income of $2.6 million or $0.04 per share on a diluted basis for the fourth quarter of 2007.

GCI’s revenues for 2008 increased 10.6 percent to $575.4 million over 2007 revenues of $520.3 million. For the fourth quarter of 2008, revenues totaled $146.6 million as compared to $131.3 million in the fourth quarter of 2007, an increase of 11.7 percent. The annual and quarterly revenue increases were attributed to all business lines except for network access services. Network access revenues decreased, as expected, primarily due to the transition of AT&T Mobility traffic off of the GCI network. Revenues, as expected, were down 3.3 percent sequentially when compared to third quarter 2008 revenues of $151.7 million. The sequential decrease in revenue was primarily due to normal seasonality in the company’s voice products, an out of period Universal Service Fund (USF) payment received in the third quarter of 2008 and a fourth quarter of 2008 adjustment to certain USF revenues that were previously recorded.

Adjusted EBITDA for 2008 totaled $171.1 million, an increase of $17.4 million or 11.3 percent, over 2007 adjusted EBITDA of $153.7 million. Fourth quarter 2008 adjusted EBITDA totaled $39.9 million and compares to $38.8 million, an increase of 2.9 percent over the fourth quarter of 2007.

Sequentially, fourth quarter 2008 adjusted EBITDA totaled $39.9 million and compares to $47.8 million in the third quarter 2008. The decline in sequential adjusted EBITDA is due in part to network access services seasonality, an out of period USF payment received in the third quarter of 2008, and the incurrence of $5.5 million of unusual items including wireless transition expenses, certain increased selling, general and administrative expenses, and the aforementioned USF adjustment.

“2008 was a great year for our company,” said GCI president, Ron Duncan. “We had an ambitious agenda including the launch of a new satellite, the build out of our statewide wireless system, the transition of our wireless customers to a new network, the closing and integration of two acquisitions, the construction and turn up of two long haul regional fiber systems and the statewide expansion of our bundled service offerings. We achieved all of our goals for the year and exceeded our financial objectives.”

“We ended the year with a strong push in wireless adding 8,200 new customers in the fourth quarter of 2008 and crossing the 100,000 customer threshold in early 2009. We are more than three quarters of the way through the conversion of our existing wireless customer base and our strong sales momentum has continued into 2009.”

“Our 2008 results position us to attain our goal of $200 million of EBITDA this year. Our business continues to perform well because our customers have made GCI their preferred choice for voice, video, internet and now wireless services. Revenues from our retail services are growing strongly and have more than offset the price pressure and revenue compression that we have seen in our network access services business. We are leveraging the extensive statewide facilities that we built over 25 years to deliver more capacity across the state as our consumer and commercial customers find new uses and applications for bandwidth in every day life. With our extensive statewide investment GCI is uniquely positioned to deliver all of the communication needs for Alaska.”

“Alaska is weathering the worldwide economic storm well but it’s clear that some impact will be felt beginning with the summer tourist season and later on this year. The State will most likely need to tap some of its large cash reserves to balance the current fiscal year budget and to carry it through fiscal 2010 if energy prices don’t increase. If a global recovery fails to take hold in 2009 Alaska will feel increased adverse effects in 2010. While economic conditions should not impede our ability to achieve this year’s financial results, they could slow down our anticipated growth in subsequent years.”

GCI increased its 2008 guidance for revenues in the range of $560 million to $570 million and for adjusted EBITDA in excess of $170 million with the announcement of its third quarter results. GCI’s 2008 revenues of $575.4 million and adjusted EBITDA of $171.1 million exceeded the revised guidance.

GCI anticipates revenues of $615 million to $625 million and adjusted EBITDA of approximately $200 million for the year 2009. GCI also anticipates that it will generate free cash flow by the second half of 2009. As discussed in previous quarters, GCI will no longer be providing quarterly guidance but will instead, discuss whether the company is on track to meet its annual guidance.

Highlights
•
GCI entered into fiber IRU agreements totaling $53.1 million for the year 2008. Cash receipts for these agreement totaled $46.0 million for the year 2008. The remaining cash payments were received in 2009. GCI amortized $1.6 million in deferred revenues from these agreements for the year 2008.

•
Consumer revenues for 2008 totaled $255.6 million, an increase of 14.4 percent over 2007. Revenues increased across all product lines during 2008. Fourth quarter 2008 revenues of $65.7 million increased 13.2 percent over the prior year. The revenue increases were from strong growth in video, data and wireless sales.

•
Network access revenues for 2008 totaled $153.8 million, a decrease of 5.8 percent as compared to 2007. The decrease is primarily attributable to the expected transition of AT&T Mobility off of our network in the second half of 2008. Fourth quarter 2008 revenues of $34.0 million decreased 12.4 percent from both the prior year and sequential quarters.

•
Commercial revenues for 2008 totaled $114.7 million, an increase of 9.6 percent over 2007. Fourth quarter 2008 revenues of $30.5 million increased 12.8 percent over the prior year and increased 1.0 percent on a sequential basis.

•
GCI local access lines totaled 140,800 at the end of the fourth quarter of 2008 representing an estimated 33 percent share of the total access lines market in Alaska. Access lines increased by 1,300 during the fourth quarter and increased by 20,700 lines for the year. The increase is due, in part, to the continued roll out of new local services market areas, further penetration of GCI’s bundled offerings in existing markets and the second quarter 2008 acquisition of United Utilities.

•
GCI had provisioned 99,500 access lines representing 71 percent of its total access lines on its own facilities at the end of 2008, an increase of 36,300 lines over year end 2007 and an increase of 5,000 lines compared to the end of the third quarter of 2008.

•
GCI had 103,300 consumer and commercial cable modem access customers at the end of the fourth quarter of 2008, an increase of 6,900 over the fourth quarter of 2007 and 2,200 sequentially over the third quarter of 2008. Average monthly revenue per cable modem totaled $40.74 for the fourth quarter of 2008 as compared to $39.23 for the third quarter of 2008, a sequential increase of 3.8 percent.

•
GCI had 147,700 basic video subscribers at the end of 2008, an increase of 4,400 subscribers or 3.1 percent over 2007. GCI is one of few multiple system operators that has consistently added basic subscribers over the past five years.

•	GCI had 96,300 wireless subscribers at the end of 2008, an increase of 8,200 subscribers over the third quarter of 2008. GCI added 19,000 wireless subscribers for the full year 2008.

Consumer
Consumer revenues for 2008 totaled $255.6 million, an improvement of 14.4 percent over 2007. Growth occurred across all product lines. Fourth quarter 2008 revenues of $65.7 million increased 13.2 percent over the prior year and decreased 1.3 percent sequentially. The year-over-year increases were from strong growth in video, data and wireless sales. The sequential decrease in revenues is primarily due to the receipt of out of period USF payments in the third quarter of 2008 and due to a fourth quarter adjustment to certain USF revenues that were previously recorded.

Consumer voice revenues totaled $47.0 million for the year 2008, an increase of 1.8 percent over 2007. Fourth quarter 2008 voice revenues of $11.5 million were stable when compared to the prior year quarter and were down slightly when compared to the third quarter of 2008. Growth in voice revenues for 2008 is primarily due to the increase in customers purchasing voice services in existing and newly opened markets. Consumer added 6,300 net local access lines during 2008.

Consumer long distance minutes for the year 2008 decreased 5.3 percent when compared to 2007. Fourth quarter 2008 long distance minutes declined 8.6 percent when compared to the fourth quarter of 2007 and increased 1.9 percent sequentially over the third quarter of 2008. The decrease in long distance minutes reflect national trends of wireless and internet substitution for traditional long distance wire line service.

Consumer video revenue totaled $105.2 million in 2008, an increase of 9.3 percent over 2007. Fourth quarter 2008 video revenues of $27.7 million increased 10.9 percent over the prior year and 5.5 percent sequentially. The increase in revenue is due in part to increases in subscribers and increases in video subscribers purchasing digital service and renting high definition/digital video recorder converters. Basic consumer video subscribers increased to 132,500, an increase of 4,500 subscribers or 3.5 percent for the year 2008 and increased sequentially by 1,300 subscribers.

Consumer data revenue totaled $42.7 million in 2008, an increase of 24.7 percent compared to 2007. Fourth quarter 2008 data revenues of $11.5 million increased 23.6 percent over the prior year and 6.7 percent sequentially. The increase in consumer data revenues is due to an increase in the number of cable modem customers as well as increasing average revenue per cable modem. GCI added 6,400 consumer cable modem customers over the prior year and 2,300 customers during the fourth quarter of 2008.

Consumer wireless revenues increased to $60.7 million, an increase of $13.9 million during 2008. The increase in wireless revenues is primarily due to an increase in the number of wireless customers.

Network Access
Network access revenues for 2008 totaled $153.8 million, a decrease of 5.8 percent from 2007. Fourth quarter 2008 revenues of $34.0 million decreased 12.4 percent from the prior year quarter and the sequential quarter. The decrease in revenue for 2008 is primarily attributable to the expected migration of AT&T Mobility traffic from the company’s network.

Voice revenues for 2008 totaled $79.7 million, a decrease of 17.7 percent compared to 2007. Fourth quarter 2008 voice revenues of $14.9 million decreased 32.8 percent from the prior year and decreased 24.2 percent sequentially. The annual and quarterly decrease in voice revenues is primarily due to the transition of AT&T Mobility traffic from the company’s network. The decline in sequential revenues is due in part to seasonality.

Data revenues for 2008 totaled $71.4 million, an increase of 16.7 percent compared to 2007. Fourth quarter 2008 revenue of $18.4 million increased 16.1 percent over the prior year and 1.6 percent sequentially.

Commercial
Commercial revenues for 2008 totaled $114.7 million, an increase of 9.6 percent over 2007. Commercial revenue increases were led by a $9.0 million increase in data revenues for 2008. Fourth quarter 2008 revenues of $30.5 million increased 12.8 percent over the prior year and increased 1.0 percent on a sequential basis.

Commercial data revenues in 2008 totaled $70.1 million, an increase of 14.8 percent over 2007. Fourth quarter 2008 data revenues of $19.1 million increased 15.4 percent over the prior year and increased 5.5 percent on a sequential basis.

Commercial data revenues in 2008 were comprised of $38.6 million in monthly recurring charges for data services and $31.5 million in charges billed on a time and materials basis largely for personnel providing on-site customer support. This latter category can vary significantly based on project activity. For 2008 monthly recurring revenues increased by $2.9 million when compared to 2007. Fourth quarter monthly recurring revenues of $9.9 million compared to $9.1 million in the fourth quarter of 2007 and $9.8 million in the third quarter of 2008.

Managed Broadband
Managed broadband revenues for 2008 totaled $37.0 million, an increase of 28.7 percent compared to 2007. Fourth quarter 2008 revenue of $10.1 million increased 33.7 percent over the prior year and decreased 1.9 percent sequentially.

Regulated Operations
Regulated operations revenues for 2008 totaled $14.3 million and its adjusted EBITDA totaled $3.6 million for 2008. Regulated operations has 12,100 local access lines at the end of the fourth quarter of 2008, a decrease of 200 access lines from the third quarter of 2008.

Other Items
Total selling, general and administrative expenses (SG&A) for 2008 totaled $210.3 million an increase of 19.7 percent as compared to 2007. Fourth quarter SG&A totaled $59.2 million, an increase of 34.7 percent from the fourth quarter of 2007, and 5.0 percent as compared to the third quarter 2008. The increase in SG&A expense is due in part to the United Utilities acquisition, increasing health care costs, costs associated with the conversion of wireless phones to our own facilities, and certain increased compensation expenses.

During 2008, capital expenditures, including a $98.6 million satellite capital lease, totaled $328.6 million as compared to $154.5 million in 2007.

GCI will hold a conference call to discuss its 2008 and fourth quarter results on Thursday, March 12, 2009 beginning at 2 p.m. (Eastern). To access the briefing on March 12, dial 800-779-1166 (International callers should dial 630-395-0256) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 888-568-0043, access code 7461 (International callers should dial 203-369-3452.)

GCI is the largest telecommunications company in Alaska. The company’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial / subsea fiber optic network which connects not only Anchorage but also Fairbanks, and Juneau / Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. The company’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI is now in the process of constructing Alaska’s first truly statewide mobile wireless network, which will seamlessly link urban and rural Alaska for the first time in the state’s history.

           A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

#    #    #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	(Unaudited)
	December 31,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$29,904	13,074

Receivables	113,136	97,913
Less allowance for doubtful receivables	2,582	1,657
Net receivables	110,554	96,256

Deferred income taxes	7,843	5,734
Inventories	7,085	2,541
Prepaid expenses	5,960	5,356
Investment securities	1,563	-
Other current assets	647	717
Total current assets	163,556	123,678

Property and equipment in service, net of depreciation	793,051	504,273
Construction in progress	54,098	69,409
Net property and equipment	847,149	573,682

Cable certificates	191,565	191,565
Goodwill	66,868	42,181
Wireless licenses	25,967	25,757
Other intangible assets, net of amortization	22,976	11,769
Deferred loan and senior notes costs, net of amortization	6,496	6,202
Other assets	10,724	9,399
Total other assets	324,596	286,873
Total assets	$1,335,301	984,233

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Continued)

(Amounts in thousands)	(Unaudited)
	December 31,
Liabilities, Minority Interest, and Stockholders' Equity	2008	2007

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$12,857	2,375
Accounts payable	40,497	35,747
Accrued payroll and payroll related obligations	22,632	16,329
Deferred revenue	22,095	16,600
Accrued liabilities	11,043	7,536
Accrued interest	10,224	8,927
Subscriber deposits	1,262	877
Total current liabilities	120,610	88,391

Long-term debt	708,406	536,115
Obligations under capital leases, excluding current maturities	94,029	2,290
Obligation under capital lease due to related party, excluding current maturity	1,868	469
Deferred income taxes	86,187	84,294
Long-term deferred revenue	49,998	845
Other liabilities	15,288	12,396
Total liabilities	1,076,386	724,800

Minority interest	-	6,478

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 50,062 and 50,437 shares at December 31, 2008 and 2007, respectively; outstanding 49,593 and 49,425 shares at December 31, 2008 and 2007, respectively	151,262	155,980

Class B. Authorized 10,000 shares; issued 3,203 and 3,257 shares at December 31, 2008 and 2007, respectively; outstanding 3,201 and 3,255 shares at December 31, 2008 and 2007, respectively; convertible on a share-per-share basis into Class A common stock	2,706	2,751

Less cost of 471 and 473 Class A and Class B common shares held in treasury at December 31, 2008 and 2007, respectively	(2,462)	(3,448)

Paid-in capital	27,233	20,132
Retained earnings	80,176	77,540
Total stockholders' equity	258,915	252,955

Total liabilities, minority interest, and stockholders' equity	$1,335,301	984,233

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	(Unaudited)
(Amounts in thousands, except per share amounts)	2008	2007	2006

Revenues	$575,442	520,311	477,482

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	203,058	195,799	169,107
Selling, general and administrative expenses	210,306	175,752	158,950
Depreciation and amortization expense	114,369	87,615	82,099
Operating income	47,709	61,145	67,326

Other income (expense):
Interest expense	(48,303)	(34,407)	(34,413)
Interest and investment income	576	544	1,841
Amortization and write-off of loan fees	(2,060)	(1,423)	(964)
Minority Interest	1,503	36	463
Other	(217)	-	-
Other expense, net	(48,501)	(35,250)	(33,073)

Income (loss) before income tax expense and cumulative effect of a change in accounting principle	(792)	25,895	34,253

Income tax expense	1,077	12,162	15,797

Income (loss) before cumulative effect of a change in accounting principle	(1,869)	13,733	18,456

Cumulative effect of a change in accounting principle, net of income tax expense of $44	-	-	64

Net income (loss)	$(1,869)	13,733	18,520

Basic net income (loss) per share of Class A and Class B common stock:
Income (loss) before cumulative effect of a change in accounting principle	$(0.04)	0.26	0.34
Cumulative effect of a change in accounting principle	-	-	-
Net income (loss)	$(0.04)	0.26	0.34

Diluted net income (loss) per share of Class A and Class B common stock:
Income (loss) before cumulative effect of a change in accounting principle	$(0.04)	0.23	0.33
Cumulative effect of a change in accounting principle	-	-	-
Net income (loss)	$(0.04)	0.23	0.33

Common shares used to calculate basic EPS	52,321	52,951	53,777

Common shares used to calculate diluted EPS	52,321	54,581	55,325

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Fourth Quarter 2008						Fourth Quarter 2007
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$11,482	14,918	7,307	-	6,465	40,172	$11,501	22,192	7,021	-	-	40,714
Video	27,682	-	2,636	-	-	30,318	24,955	-	2,100	-	-	27,055
Data	11,465	18,439	19,135	10,094	-	59,133	9,277	15,882	16,576	7,549	-	49,284
Wireless	15,022	621	1,381	-	-	17,024	12,243	704	1,300	-	-	14,247
Total	65,651	33,978	30,459	10,094	6,465	146,647	57,976	38,778	26,997	7,549	-	131,300

Cost of goods sold	20,889	8,041	16,214	2,310	1,444	48,898	21,289	11,500	14,852	2,376	-	50,017

Contribution	44,762	25,937	14,245	7,784	5,021	97,749	36,687	27,278	12,145	5,173	-	81,283

Less SG&A	30,165	12,493	9,910	3,548	3,114	59,230	22,459	10,045	8,840	2,638	-	43,982
Add other income	(217)	-	-	-		(217)	4	4	2	-	-	10
EBITDA	14,380	13,444	4,335	4,236	1,907	38,302	14,232	17,237	3,307	2,535	-	37,311

Add share-based compensation	683	580	334	134	-	1,731	516	540	288	110	-	1,454
Add non-cash contribution adjustment	(66)	(59)	(25)	(10)	-	(160)	-	-	-	-	-	-
Adjusted EBITDA	$14,997	13,965	4,644	4,360	1,907	39,873	$14,748	17,777	3,595	2,645	-	38,765

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Fourth Quarter 2008						Third Quarter 2008
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$11,482	14,918	7,307	-	6,465	40,172	$11,582	19,671	7,597	-	5,938	44,788
Video	27,682	-	2,636	-	-	30,318	26,241	-	2,999	-	-	29,240
Data	11,465	18,439	19,135	10,094	-	59,133	10,745	18,148	18,140	10,293	-	57,326
Wireless	15,022	621	1,381	-	-	17,024	17,917	959	1,430	-	-	20,306
Total	65,651	33,978	30,459	10,094	6,465	146,647	66,485	38,778	30,166	10,293	5,938	151,660

Cost of goods sold	20,889	8,041	16,214	2,310	1,444	48,898	20,574	10,501	15,283	2,651	1,392	50,401

Contribution	44,762	25,937	14,245	7,784	5,021	97,749	45,911	28,277	14,883	7,642	4,546	101,259

Less SG&A	30,165	12,493	9,910	3,548	3,114	59,230	28,794	11,398	9,356	3,636	3,226	56,410
Add other income (expense)	(217)	-	-	-	-	(217)	(184)	(164)	(71)	-	-	(419)
EBITDA	14,380	13,444	4,335	4,236	1,907	38,302	16,933	16,715	5,456	4,006	1,320	44,430

Add share-based compensation	683	580	334	134	-	1,731	1,075	920	488	211	-	2,694
Add non-cash contribution adjustment	(66)	(59)	(25)	(10)	-	(160)	267	234	101	38	-	640
Adjusted EBITDA	$14,997	13,965	4,644	4,360	1,907	39,873	$18,275	17,869	6,045	4,255	1,320	47,764

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Year Ended December 31, 2008						Year Ended December 31, 2007
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$47,042	79,744	29,398	-	14,282	170,466	$46,212	96,896	30,761	-	-	173,869
Video	105,238	-	9,604	-	-	114,842	96,327	-	8,018	-	-	104,345
Data	42,692	71,414	70,068	37,047	-	221,221	34,230	61,199	61,052	28,792	-	185,273
Wireless	60,660	2,663	5,590	-	-	68,913	46,733	5,282	4,809	-	-	56,824
Total	255,632	153,821	114,660	37,047	14,282	575,442	223,502	163,377	104,640	28,792	-	520,311

Cost of goods sold	89,853	40,326	59,480	10,265	3,134	203,058	88,699	43,868	53,492	9,740	-	195,799

Contribution	165,779	113,495	55,180	26,782	11,148	372,384	134,803	119,509	51,148	19,052	-	324,512

Less SG&A	110,364	43,057	36,191	13,132	7,562	210,306	89,723	38,859	36,060	11,110	-	175,752
Minority interest	661	589	253	-	-	1,503	13	16	7	-	-	36
Other expense	(217)	-	-	-	-	(217)
EBITDA	55,859	71,027	19,242	13,650	3,586	163,364	45,093	80,666	15,095	7,942	-	148,796

Add share-based compensation	2,891	2,443	1,392	552	-	7,278	1,715	1,775	1,069	385	-	4,944
Add non-cash contribution adjustment	199	177	76	28	-	480	-	-	-	-	-	-
Adjusted EBITDA	$58,949	73,647	20,710	14,230	3,586	171,122	$46,808	82,441	16,164	8,327	-	153,740

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				December 31, 2008		December 31, 2008
				as compared to		as compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2008	2007	2008	2007	2008	2007	2008
Consumer
Voice
Long-distance subscribers	88,600	89,900	89,300	(1,300)	(700)	-1.4%	-0.8%
Total local access lines in service	80,700	74,400	79,200	6,300	1,500	8.5%	1.9%
Local access lines in service on GCI facilities	68,700	50,700	64,300	18,000	4,400	35.5%	6.8%

Video
Basic subscribers	132,500	128,000	131,200	4,500	1,300	3.5%	1.0%
Digital programming tier subscribers	71,900	65,800	70,100	6,100	1,800	9.3%	2.6%
HD/DVR converter boxes	67,800	50,200	62,900	17,600	4,900	35.1%	7.8%
Homes passed	229,300	224,700	227,400	4,600	1,900	2.0%	0.8%

Data
Cable modem subscribers	94,400	88,000	92,100	6,400	2,300	7.3%	2.5%

Wireless
Wireless lines in service	88,700	70,000	81,200	18,700	7,500	26.7%	9.2%

Network Access Services
Data:
Total ISP access lines in service	1,800	2,600	1,800	(800)	-	-30.8%	0.0%

Commercial
Voice:
Long-distance subscribers	9,700	10,500	10,200	(800)	(500)	-7.6%	-4.9%
Total local access lines in service	46,200	43,100	46,200	3,100	-	7.2%	0.0%
Local access lines in service on GCI facilities	18,700	12,500	17,900	6,200	800	49.6%	4.5%

Video
Hotels and mini-headend subscribers	13,200	13,400	15,000	(200)	(1,800)	-1.5%	-12.0%
Basic subscribers	2,000	1,900	2,000	100	-	5.3%	0.0%
Total basic subscribers	15,200	15,300	17,000	(100)	(1,800)	-0.7%	-10.6%

Data
Cable modem subscribers	8,900	8,500	9,000	400	(100)	4.7%	-1.1%

Wireless
Wireless lines in service	7,600	7,300	6,900	300	700	4.1%	10.1%

Regulated Operations
Voice:
Total local access lines in service	12,100	NA	12,300	NA	(200)	NA	-1.6%

				December 31, 2008		December 31, 2008
	Three Months Ended			as Compared to		as Compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2008	2007	2008	2007	2008	2007	2008
Consumer
Voice
Long-distance minutes carried (in millions)	31.8	34.8	31.2	(3.0)	0.6	-8.6%	1.9%

Video
Average monthly gross revenue per subscriber	$69.67	$64.01	$67.00	$5.66	$2.67	8.8%	4.0%

Wireless
Average monthly gross revenue per subscriber	$53.55	$60.26	$56.48	$(6.71)	$(2.93)	-11.1%	-5.2%

Network Access Services
Voice
Long-distance minutes carried (in millions)	194.1	295.6	255.8	(101.5)	(61.7)	-34.3%	-24.1%

Commercial
Voice:
Long-distance minutes carried (in millions)	30.5	30.7	33.3	(0.2)	(2.8)	-0.7%	-8.4%

Total
Long-distance minutes carried (in millions)	256.4	361.1	320.3	(104.7)	(63.9)	-29.0%	-20.0%

				December 31, 2008		December 31, 2008
	Twelve Months Ended			as Compared to		as Compared to
	December 31,	December 31,		December 31,		December 31,
	2008	2007		2007		2007
Consumer
Voice
Long-distance minutes carried (in millions)	128.6	135.8		(7.2)		-5.3%

Network Access Services
Voice
Long-distance minutes carried (in millions)	1,094.0	1,250.6		(156.6)		-12.5%

Commercial
Voice:
Long-distance minutes carried (in millions)	129.5	131.3		(1.8)		-1.4%

Total
Long-distance minutes carried (in millions)	1,352.1	1,517.7		(165.6)		-10.9%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	December 31, 2008	December 31, 2007	September 30, 2008
Net income (loss)	$(4.4)	2.6	0.3
Income tax expense (benefit)	(3.7)	2.3	1.5
Income (loss) before income tax expense (benefit)	(8.1)	4.9	1.8

Other (income) expense:
Interest expense	15.0	8.9	13.7
Amortization and write-off of loan fees	0.6	0.3	0.5
Interest and investment income	0.3	(0.1)	(0.4)
Other	0.2	---	0.4
Other expense, net	16.1	9.1	14.2

Operating income	8.0	14.0	16.0
Depreciation and amortization expense	30.5	23.3	28.9
Other	(0.2)	---	(0.4)

EBITDA (Note 2)	38.3	37.3	44.5
Share-based compensation expense	1.7	1.5	2.7
Non-cash contribution adjustment	(0.1)	---	0.6
Adjusted EBITDA (Note 1)	$39.9	38.8	47.8

	Year Ended
	December 31, 2008	December 31, 2007
Net income (loss)	$(1.9)	13.7
Income tax expense	1.1	12.2
Income (loss) before income tax expense	(0.8)	25.9

Other (income) expense:
Interest expense	48.3	34.4
Amortization and write-off of loan fees	2.0	1.4
Interest and investment income	(0.5)	(0.5)
Minority interest	(1.5)	---
Other	0.2
Other expense, net	48.5	35.3

Operating income	47.7	61.2
Depreciation and amortization expense	114.4	87.6
Minority interest	1.5	---
Other	(0.2)

EBITDA (Note 2)	163.4	148.8
Share-based compensation expense	7.3	4.9
Non-cash contribution expense	0.4	---
Adjusted EBITDA (Note 1)	$171.1	153.7

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation expense and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net Income (Loss), Interest Expense, Amortization and Write-off of Loan Fees, Interest and Investment Income, Income Tax Expense, and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income (loss), operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.